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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of United States Steel Corporation of our reports dated February 7, 2001 relating to the consolidated financial statements and financial statement schedule of USX Corporation and the financial statements of the U.S. Steel Group, which appear in USX Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 15, 2002, relating to the financial statements of United States Steel Corporation, which appears in the Current Report on Form 8-K dated March 1, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Pittsburgh, Pennsylvania
March 12, 2002